Termination Agreement

by and between

Barinthus Biotherapeutics Switzerland GmbH (the Company)
c/o Walder Wyss AG
Aeschenvorstadt 48
4051 Basel

and

Nadege Pelletier (the Employee or You)
Rte des Tournettes, 15
1255 Veyrier
Switzerland

(each individually a Party or jointly the Parties)

Table of Contents

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Preamble
A.You entered into an employment agreement with the Company dated 23 January 2023 (the Employment Agreement) as amended from time to time. The Employment Agreement is governed by Swiss law.
B.During your Employment Agreement, you acted for the Company or its direct and indirect parent companies, their subsidiaries and/or any associated and affiliated entities (each a Group Company).
C.On 25 November 2024, you informed the Company that you decided to step down from your role as CSO of the Company and wished to leave the Company at a mutually agreed date (expected at the end of January 2025).
D.The Parties intend to continue their collaboration after the mutually agreed termination date under an on-call employment agreement under which you will continue to provide advice to the Company from time to time.
E.The Parties intend to settle all modalities of the termination of the Employment Agreement amicably and on the terms and conditions of this Termination Agreement.
Therefore, the Parties enter into the following agreement (the Termination Agreement):

1.Termination of Employment Agreement
The Parties agree to terminate the Employment Agreement as of 3 February 2025 (the Termination Date).
Any extension of the Employment Agreement for any reason as listed in article 336c para. 1 CO, especially due to illness pregnancy, maternity or accident, shall be expressly excluded.

1.Resignation
You shall resign from any and all corporate and/or other functions you may hold in any Group Company simultaneously with the signing of this Termination Agreement. You agree to take any and all required steps (in particular, to make any necessary declarations and take any necessary actions) to put such resignation into effect.

1.Performance of Work 2.Remuneration

You will continue to perform your work in accordance with the Employment Agreement until the Termination Date and you will be responsible for a proper handover of your work activity. If possible, you will take any accrued or accruing vacation and reduce any overtime/extra hours until the Termination Date. Any remaining vacation days will be paid to you with your last salary payment. However, the Company may at any time and with immediate effect (the Leaving Date) release you from your duty to work (the Garden Leave) and any vacation, any overtime and time compensation entitlements, if any, shall be offset against the Garden Leave.

1.Salary and Expenses
Until the Termination Date, the Company will continue to pay your monthly base salary of CHF 33’333 gross, any reimbursement of expenses in accordance with the Company’s expense regulations as well as the monthly remote working allowance of CHF 300 net.
Irrespective of the above, with any Garden Leave, claims to reimbursement of expenses, the remote working allowance as well as other ancillary benefits associated with the actual performance of work shall cease to apply.

2.Bonus
For fiscal years 2024 and 2025, you are not entitled to receive a bonus under the current bonus programme of the company.
3.Deductions
Social security contributions (including pension fund), insurance contributions (in particular, accident insurance and daily sickness benefits insurance, if applicable) as well as withholding tax, if any, owed by you under an agreement, applicable laws and regulations will be deducted from all payments under this Termination Agreement in compliance with the applicable laws and regulations.

1.Return of Documents and other Materials
You are obliged to return any and all property and data (irrespective of the form of their materialisation) relating to the Company, its Group Companies and business partners, which your received, which you (co-)created or which otherwise came into your possession or control. This includes in particular, but is not limited to, all computer files and other information containing confidential information, all address lists, customer data, project records, e-mail and other correspondence, reports, contracts, memoranda, minutes and other data, mobile phones, computer hardware and software, credit cards, door and file keys, access codes, passwords, mobile data carriers and user manuals (the Material). You must not make any copies, reproductions or extracts of such Material, retain them for your own purposes or make them available to third parties. You must hand over any Material and you must irrevocably delete any electronic Material from any private data carrier upon the Company’s first request, but in any case (and without a specific request) by the Termination Date at the latest.
You must delete all private files and e-mails from the Company's servers and devices and remove all personal belongings from your office by the Termination Date.

1.Confidentiality

Your obligation to maintain confidentiality pursuant to Art. 22 of the Employment Agreement as well as Art. 321a(4) CO shall remain in full force even after the Termination Date.
You undertake not to make any statements to the media unless authorized to do so by the Company.
You undertake to keep the existence as well as the terms of this Termination Agreement strictly confidential and not to disclose them to any third party unless required by law, a court or a competent authority.

1.Restrictive Covenants
The post-contractual non-competition and non-solicitation obligation under Section 21 of the Employment Agreement will only be upheld as it relates to direct immune tolerance competitors (e.g., Antigen-specific Treg-mediated tolerance induction using nanoparticles or similar approaches). For all other competitors, the post-contractual non-competition lapses. You agree to inform the Company in due time before taking up any activity, which could be in violation of your non-competition and non-solicitation obligation.

1.Communication / Social Media
As per the Termination Date, you shall update your personal profiles on social media, including but not limited to LinkedIn, Twitter, Instagram and Facebook, in such a way that those profiles show that you are no longer working for the Company.
The Company agrees to communicate your departure to third parties as follows:
"Nadege Pelletier decided to resign as CSO of the Company with effect as per 3 February 2025 in order to take up a new challenge outside the Barinthus-Group. We thank Ms. Pelletier for her commitment and her valuable contribution to the success of the Company. We regret her decision and wish her all the best and much success for the continuation of her career."

1.Continued Cooperation

You will support the Company and the Group Companies in any (internal) inquiries and investigations, including, but not limited to, provision of testimonies or witnessing.
You will also support the Company and the Group Companies in any lawsuits, civil or public proceedings or other formal procedures in this regard.
After the Termination Date, the Company will pay adequate compensation for such services.

1.Non-Disparagement
You agree not to disparage the Company and any Group Companies as well as their directors, officers, executives, employees, shareholders, stakeholders, partners, agents, insurers and attorneys (past and present), in any manner likely to be harmful to them or their business, products, business reputation or personal reputation, provided that you shall respond accurately and fully to any question, inquiry or request for information when required by law or order of a competent authority.

1.Insurances
By signing this Termination Agreement, you confirm that you have been informed about the possibility of the extension of the accident insurance coverage and the supplementary accident insurance coverage on the one hand and the individual insurance with the daily benefits insurance of the Company on the other hand, including the relevant deadlines as well as the end of the benefits coverage under the Company’s pension fund.

1.Waiver and Release
By signing this Termination Agreement, you declare that you have no claims against the Company or any Group Company arising from the Employment Agreement, any other legal relationship or from activities which you have performed for the Company or a Group Company except as set out in this Termination Agreement.
You knowingly and voluntarily, irrevocably and unconditionally, release, acquit and discharge the Company and any present or former Group Company, divisions, joint ventures, attorneys, successors, employees, officers, directors, executives, representatives and agents thereof, as well as all otherwise affiliated or related entities or persons (collectively, the Released Parties) of and from any and all claims you have or may have against the Released Parties, whether arising out of or in connection with your employment relationship with the Company or otherwise, including, but not limited to, claims, obligations and/or demands related to salary, allowances, bonuses, commissions, thirteenth month payment, vacation, overtime, fringe benefits, expense reimbursements, severance pay, discrimination, harassment, fraud and defamation provisions.
This full settlement declaration is applicable on known and unknown claims, irrespective of the nature of such claims or on claims which one of the Parties might not have known or on which one of the Parties might not have thought of. You are aware of the fact that with the signing of this Termination Agreement, you explicitly and irrevocably waive any claims which are not expressly stated within this Termination Agreement.
Claims for damages or claims in tort are expressly excluded from the present waiver and release declaration.
You will receive a reference letter upon request.

1.Applicable Law
The terms of this Termination Agreement shall be construed in accordance with and governed in all respects by the laws of Switzerland (without giving effect to principles of conflicts of laws).

1.Miscellaneous
This Termination Agreement constitutes the complete agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.
No Party shall be considered to be the drafter of this Termination Agreement or any of its provisions.
Subject to mandatory laws, the Company has the right to set off any payment you owe the Company or any Group Company against any payment the

Company or a Group Company owes you, regardless under which title this payment obligation arose.
You confirm that you had the opportunity to receive independent legal advice regarding this Termination Agreement and have done so or refused to do so at your own volition. You further confirm that you enter into this Termination Agreement voluntarily and willingly.
The offer of this Termination Agreement is valid until seven working days after receipt. Pending the validity of this Termination Agreement the offer is without prejudice, confidential and not for use in court.
Any amendment to this Termination Agreement shall require written form. This includes this provision itself.
The Parties have duly executed this Termination Agreement in two originals.

Signatures

Barinthus Biotherapeutics Switzerland GmbH
January 27, 2025                 /s/ William Enright

Place, date William Enright Chief Executive Officer

Employee
January 27, 2025                   /s/ Nadege Pelletier

Place, date Nadege Pelletier